Exhibit 99.1

NEWS RELEASE

AGL Resources Reports Third Quarter Earnings Results

ATLANTA – November 1, 2007 – AGL Resources Inc. (NYSE: ATG) today reported third quarter net income of $13 million, or $0.17 per basic (and diluted) share, compared with $36 million, or $0.46 per basic (and diluted) share reported for the third quarter of 2006.

The company’s third-quarter results reflect lower results in the Wholesale Services segment, partially offset by improved results in the Distribution Operations and Retail Energy Operations segments.

“As we announced last week, our third quarter results and our outlook for the year have been impacted by lower volatility in the natural gas wholesale market throughout the quarter, which has reduced profits generated from our trading activities,” said John W. Somerhalder II, president and chief executive officer.  “However, our other business segments remain on track to meet or exceed our expectations for the year.”

Q3 2007 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment contributed earnings before interest and taxes (EBIT) of $55 million, a $5 million increase over the prior year quarter.  A $6 million improvement in operating margin was driven by higher customer growth at Atlanta Gas Light, as well as higher customer growth and usage at Elizabethtown Gas and Virginia Natural Gas.  Operating expenses were up $1 million.

For the third quarter 2007, the average number of end-use customers was 2.245 million, a 1.1 percent increase over the comparable average for third quarter 2006.  Additionally, the Distribution Operations segment continued to improve its performance as measured by other key operating metrics.  On an EBIT-per-customer basis, the segment improved to $25 for 2007, compared with $22 in 2006.  Operation and maintenance expenses per customer declined to $35 in 2007, as compared with $37 in 2006.

Retail Energy Operations

The Retail Energy Operations segment, comprised primarily of SouthStar, had an EBIT loss of $1 million for third quarter 2007, compared with an EBIT loss of $2 million in third quarter 2006.

A $3 million improvement in operating margin resulted primarily from higher retail price spreads and activities associated with commercial operations, as well as slightly higher late payment fees.

Operating expenses increased $2 million, primarily due to additional expenses associated with business development activities and higher customer service expenses.

Wholesale Services

The Wholesale Services segment (Sequent) contributed EBIT of $1 million in third quarter 2007, compared with a $40 million contribution for the same period in 2006.

Operating margin declined $42 million relative to the prior year period due to a $27 million reduction in storage hedge gains associated with less dramatic decreases in forward NYMEX prices compared to the prior period.  There also was a $12 million reduction in the amount of transportation hedge gains.  In the prior year period there were $11 million of gains on transportation hedges driven by the narrowing of future locational spreads compared to this year’s third quarter, where $1 million of hedge losses were reported.  In addition, because of lower volatility and narrowing spreads in the natural gas wholesale market, Sequent’s commercial activity during the third quarter of 2007 was $22 million lower than in the same period in 2006.  These declines were offset partially by a $19 million favorable change in the amount of lower-of-cost-or-market (LOCOM) adjustment required year-over-year.  As a result of lower NYMEX natural gas prices during third quarter 2007, Sequent recorded a LOCOM adjustment of $1 million, while it recorded a $20 million adjustment for the third quarter of 2006.

Operating expenses at Sequent declined $3 million relative to the prior year quarter, primarily as a result of lower incentive compensation costs due to lower operating margins.

Energy Investments

The Energy Investments segment contributed $3 million in EBIT during the third quarter of 2007, equal to its contribution in the prior year quarter.  A $1 million decline in operating margin resulted from lower sales at AGL Networks.  Operating expenses declined $1 million as a result of lower business development expenses for the quarter relative to the prior year period.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the third quarter 2007 increased $2 million, as compared with third quarter of 2006, primarily due to higher short-term interest rates and the $3 million premium paid in connection with the early redemption of $75 million in junior subordinated debentures, which was recorded as interest expense for the quarter ended September 30, 2007.  These increases were offset partially by lower average debt balances.  The company’s debt-to-capitalization ratio as of September 30, 2007 was 57 percent, which is equal to the prior year comparable quarter and as of December 31, 2006.

Income taxes for third quarter 2007 decreased $14 million, as compared to the prior year period, primarily the result of the lower consolidated earnings.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2007, earnings were $1.88 per basic share ($1.87 per diluted share), compared with $2.13 per basic share ($2.12 per diluted share) for the same period in 2006.  Net income for the nine months ended September 30, 2007 was $145 million, compared with $165 million for the nine months ended September 30, 2006.

The lower year-to-date earnings results were driven primarily by the lower contributions from the Wholesale Services segment, as a result of the diminished natural gas price volatility and the narrowing of spreads relative to the prior year.  As a result, the EBIT contribution from this segment was down $57 million year-to-date through September 30, 2007, relative to the prior year period.

Year-to-date through September 30, 2007, the Distribution Operations segment EBIT is up $10 million relative to the prior year period, primarily the result of higher customer growth and usage.  The Retail Energy Operations segment’s EBIT contribution is up $15 million for the period relative to the prior year, primarily due to higher average customer usage, higher retail price spreads, increased customer count and additional margin generated in the Ohio retail market.  The Energy Investments segment’s EBIT contribution of $7 million year-to-date is equal to its 2006 results for the same period.

2007 EARNINGS OUTLOOK

On October 22, AGL Resources announced it expects 2007 earnings to be at the lower end of the previously announced earnings guidance range of $2.75 to $2.85 per share, based on its year-to-date results through September 30, 2007 and its outlook for the remainder of the year.

The expectation for 2007 earnings assumes normal winter weather conditions in the fourth quarter, with no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the Wholesale Services segment. Changes in these factors, as well as other circumstances or events the company cannot currently anticipate, could result in earnings for fiscal 2007 that are above or below this outlook.  The factors that could cause such material changes are described more fully in the “Forward Looking Statements” section of this press release and in the company’s SEC filings.

Q3 2007 EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its third quarter 2007 earnings conference call and webcast on Thursday, November 1, 2007, at 9 a.m. ET.  The call can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 866/700-5192 (in the United States) or 617/213-8833 (outside the United States), and using the confirmation code 25466134.  The webcast replay of the call will be available on the Web site through the close of business on Thursday, November 8, 2007.  The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 96410247.  International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the nation.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

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Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Jack Holt
Office:  404-584-4255
Cell:     404-217-0284
jholt@aglresources.com

	AGL Resources Inc.
	Condensed Statements of Consolidated Income
	For the Three and Nine Months Ended
	September 30, 2007 and 2006
	(In millions, except per share amounts)
	(Unaudited)

	Three Months			Nine Months

	9/30/2007	9/30/2006	Fav/(Unfav)	9/30/2007	9/30/2006	Fav/(Unfav)

Operating Revenues	$369	$434	$(65)	$1,809	$1,914	$(105)

Cost of Gas	159	190	31	987	1,064	77
Operation and Maintenance Expenses	107	111	4	334	341	7
Depreciation and Amortization	37	33	(4)	108	101	(7)
Taxes Other Than Income	11	10	(1)	31	30	(1)
Total Operating Expenses	314	344	30	1,460	1,536	76

Operating Income	55	90	(35)	349	378	(29)
Other Income (Loss)	-	-	-	1	(2)	3
Minority Interest	-	-	-	(24)	(19)	(5)
Earnings Before Interest & Taxes	55	90	(35)	326	357	(31)
Interest Expense	34	32	(2)	92	91	(1)
Earnings Before Income Taxes	21	58	(37)	234	266	(32)
Income Taxes	8	22	14	89	101	12
Net Income	$13	$36	$(23)	$145	$165	$(20)

Earnings Per Common Share
Basic	$0.17	$0.46	$(0.29)	$1.88	$2.13	$(0.25)
Diluted	$0.17	$0.46	$(0.29)	$1.87	$2.12	$(0.25)
Shares Outstanding
Basic	77.0	77.5	0.5	77.4	77.6	0.2
Diluted	77.4	77.9	0.5	77.8	78.1	0.3

AGL Resources Inc.
EBIT Schedule
For the Three and Nine Months Ended
September 30, 2007 and 2006
(In millions, except per share amounts)
(Unaudited)

	Three Months			Nine Months

	9/30/2007	9/30/2006	Fav/(Unfav)	9/30/2007	9/30/2006	Fav/(Unfav)

Distribution Operations	$55	$50	$5	$242	$232	$10
Retail Energy Operations	(1)	(2)	1	67	52	15
Wholesale Services	1	40	(39)	16	73	(57)
Energy Investments	3	3	-	7	7	-
Corporate	(3)	(1)	(2)	(6)	(7)	1
Consolidated EBIT	55	90	(35)	326	357	(31)
Interest Expense	34	32	(2)	92	91	(1)
Income Taxes	8	22	14	89	101	12
Net Income	$13	$36	$(23)	$145	$165	$(20)

Earnings per Common Share
Basic	$0.17	$0.46	$(0.29)	$1.88	$2.13	$(0.25)
Diluted	$0.17	$0.46	$(0.29)	$1.87	$2.12	$(0.25)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Nine Months Ended
September 30, 2007 and 2006
(In millions)
(Unaudited)

	Three Months			Nine Months

	9/30/2007	9/30/2006	Fav/(Unfav)	9/30/2007	9/30/2006	Fav/(Unfav)

Operating Revenues	$369	$434	$(65)	$1,809	$1,914	$(105)
Cost of Gas	159	190	31	987	1,064	77
Operating Margin	$210	$244	$(34)	$822	$850	$(28)